Exhibit 9
JOINDER AGREEMENT
made as of May 11, 2009
THIS JOINDER AGREEMENT to (i) that certain Stock Purchase Agreement (the “Agreement”), dated as of February 23, 2009, by and between Developers Diversified Realty Corporation (the “Company”), and Mr. Alexander Otto (the “Investor”); (ii) that certain Investors’ Rights Agreement, dated as of May 11, 2009, by and between the Company and the Investor; (iii) that certain Waiver Agreement, dated as of May 11, 2009, by and between the Company and the Investor; (iv) that certain Tax Agreement, dated as of May 11, 2009, by and between the Company and the Investor; (v) that certain Shareholder Voting Agreement, dated as of May 11, 2009, by and between the Investor and the Shareholders (as defined therein); (vi) that certain Confidentiality Agreement, dated as of February 9, 2009, by and between the Company and the Investor; (vii) that certain Letter Agreement, dated as of February 23, 2009, by and between the Company and the Investor; and (viii) that certain Letter Agreement, dated as of March 3, 2009, by and between the Company and the Investor (the agreements described in (ii)-(viii) being collectively referred to as the “Ancillary Agreements”), is made and entered into as of May 11, 2009, by and among the Investor, Ms. Katharina Otto-Bernstein, Dr. Michael Otto, and Ms. Janina Vater (except for the Investor, each a “Holder,” and collectively, the “Holders”) and KG CURA Vermögensverwaltung G.m.b.H. & Co. (“KG CURA”).
RECITALS
A. WHEREAS, the Investor entered into the Agreement and the Ancillary Agreements;
B. WHEREAS, the Agreement and the Ancillary Agreements are by their terms assignable by the Investor to members of the Otto Family, and as herein provided, each Holder desires to become a party to each of the Agreement and Ancillary Agreements, having the same rights and obligations as the Investor, and are each willing to assume the obligations pursuant to the Agreement and the Ancillary Agreements;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.
Agreement to be Bound. The Holders hereby agree that upon execution of this Joinder Agreement, they shall each become a party to the Agreement and each of the Ancillary Agreements and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement and each of the Ancillary Agreements which are applicable to the Investor as though an original party thereto.

2.	Agreement to Purchase and Sell the Shares; Warrants. In the same manner as set forth in Section 1.1 of the Agreement, the Investor and each Holder will purchase the number of common shares of the Company and a warrant representing the right to purchase the number of common shares of the Company indicated in Schedule 1 of this Joinder Agreement.
3.
Representative. The Investor and each of the Holders agree and acknowledge that KG CURA shall act as an agent of the Holders and the Investor and is entitled to act on behalf of the Holders and the Investor under the Agreement and the Ancillary Agreements, which shall include the power (i) to give and receive notices and communications on behalf of the Holders under this Agreement and the Ancillary Agreements, (ii) to waive provisions of the Agreement and the Ancillary Agreements, (iii) to take all actions necessary or appropriate in the judgment of KG CURA for the accomplishment of the foregoing and to otherwise act on behalf of the Holders and the Investor with respect to the Agreement and the Ancillary Agreements. A decision, act, consent or instruction of KG CURA shall constitute a decision of the Holders and the Investor and shall be final, binding and conclusive upon each such Holder and the Investor, and the Company may rely upon any decision, act, consent or instruction of KG CURA as being the decision, act, consent or instruction of each and every such Holder and the Investor. KG CURA shall not be liable to the Holders and to the Investor for any act done or omitted as Investor while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the written advice of counsel shall be conclusive evidence of such good faith.

4.
Successors and Assigns. Except as otherwise provided herein, this Joinder Agreement shall bind and inure to the benefit of and be enforceable by the Investor and the Holders and the respective successors and assigns of each of them; provided, however, that any assignment under this Joinder Agreement shall be void, invalid, and of no effect without the prior written consent of the other parties.

5.
Notices. All notices, requests, demands, and other communications hereunder shall be in writing (which shall include communications by e-mail) and shall be delivered (a) in person or by courier or overnight service, or (b) by e-mail with a copy delivered as provided in clause (a), as follows:

If to the Investor and/or the Holders:
KG CURA Vermögensverwaltung G.m.b.H. & Co.
Wandsbeker Str. 3-7
D-22179 Hamburg
Germany
Attention: Mr. Wilhelm
Telephone: 0049 40 6461 1286
E-mail: wilhelm@kgcura.de

with a copy (which shall not constitute notice) to:
Alston & Bird LLP
90 Park Avenue
New York, NY 10016
Attention: Mark F. McElreath
Telephone: (212) 210-9595
E-mail: mark.mcelreath@alston.com
or to such other address as the parties hereto may designate in writing to the other. Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by e-mail transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.
6.
Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Joinder Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York. The parties agree and acknowledge that the State of New York has a reasonable relationship to the parties and/or this Joinder Agreement. As to any dispute or litigation arising out of or relating in any way to this Joinder Agreement or the transactions at issue in the Agreement and Ancillary Agreements, the parties hereby agree and consent to be subject to the jurisdiction of the United States District Court for the Southern District of New York. If jurisdiction is not present in federal court, then the parties hereby agree and consent to the jurisdiction of the state courts of New York County, New York. Each party hereby irrevocably waives, to the fullest extent permitted by law, (a) any objection that it may now or hereafter have to laying venue of any litigation brought in such court, (b) any claim that any litigation brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

7.
Counterparts. This Joinder Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

8.	Descriptive Headings. The descriptive headings of this Joinder Agreement are inserted for convenience only and do not constitute a part of this Joinder Agreement.
9.	Entire Agreement. This Joinder Agreement constitutes the entire agreement among the parties to this Joinder Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
10.
Severability. If any provision of this Joinder Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Joinder Agreement will remain in full force and effect. Any provision of this Joinder Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.
Amendment; Waiver. Any term of this Joinder Agreement may be amended and the observance of any term of this Joinder Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of all parties. No waivers of or exceptions to any term, condition, or provision of this Joinder Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

12.
Termination; Term. This Joinder Agreement shall terminate on the earlier of (i) such time as the parties mutually agree in writing or (ii) the termination of each of the Agreement and/or each of the Ancillary Agreements, in accordance with the terms contained therein. Upon such termination of this Joinder Agreement, no party shall have any further obligations or liabilities hereunder; provided that such termination shall not relieve any party from liability for any breach of this Joinder Agreement prior to such termination.

13.
Third-Party Beneficiary. The parties hereto acknowledge and agree that the Company shall be deemed a beneficiary of the agreements set forth in Section 1 and 2 of this Joinder Agreement, and shall be entitled to enforce Sections 1 and 2 as a third-party beneficiary of this Joinder Agreement.

IN WITNESS WHEREOF, the parties have executed this Joinder Agreement as of the date first written above.

MR. ALEXANDER OTTO
/s/ Alexander Otto

MS. KATHARINA OTTO-BERNSTEIN
/s/ Katharina Otto-Bernstein

DR. MICHAEL OTTO
/s/ Michael Otto

MS. JANINA VATER
/s/ Michael Otto, by power-of-attorney

KG CURA VERMÖGENSVERWALTUNG G.M.B.H. & CO.
/s/ Thomas Armbrust
Thomas Armbrust

/s/ Thomas Finne
Dr. Thomas Finne

Acknowledged by (solely with respect to Section 13): Developers Diversified Realty Corporation
By:	/s/ Joan U. Allgood
	Name:	Joan U. Allgood
	Title:	Executive Vice President

SCHEDULE 1
Common Shares to be Purchased and Warrants to be Issued by Tranche

	First Tranche		Second Tranche
Holder	Common Shares	Warrant	Common Shares	Warrant
Alexander Otto	9,000,000	3,000,000	9,000,000	3,000,000
Katharina Otto-Bernstein	4,500,000	1,500,000	4,500,000	1,500,000
Dr. Michael Otto	750,000	250,000	750,000	250,000
Janina Vater	750,000	250,000	750,000	250,000